                                   EXHIBIT 11


                          DOCUCORP INTERNATIONAL, INC.
                       COMPUTATION OF NET INCOME PER SHARE
                                   (UNAUDITED)

                                                                       Three months ended
                                                                           October 31,
                                                                 -----------------------------
                                                                      1998            1997
                                                                 ------------     ------------
NET INCOME PER SHARE:

BASIC
Net income                                                       $  1,018,643     $    719,205
                                                                 ------------     ------------
                                                                 ------------     ------------
Weighted average shares outstanding used in the
  net income per share calculation                                 16,471,006       10,759,954
                                                                 ------------     ------------
                                                                 ------------     ------------
Basic net income per share                                       $       0.06     $       0.07
                                                                 ------------     ------------
                                                                 ------------     ------------
DILUTED

Net income                                                       $  1,018,643     $    719,205
                                                                 ------------     ------------
                                                                 ------------     ------------

Weighted average shares outstanding                                16,471,006       10,759,954

Additional weighted average shares from assumed
  exercise of dilutive stock options and warrants,
  net of shares to be repurchased with exercise
  proceeds                                                          1,484,189        2,079,592
                                                                 ------------     ------------
Weighted average shares outstanding used in the
  net income per share calculation                                 17,955,195       12,839,546
                                                                 ------------     ------------
                                                                 ------------     ------------
Diluted net income per share                                     $       0.06     $       0.06
                                                                 ------------     ------------
                                                                 ------------     ------------
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Due to the adoption of SFAS 128 and the conversion feature of Class B common stock into Common Stock, which conversion occurred on April 9, 1998, the historical basic and diluted calculations include the effect of conversion of
Class B common stock as of the date of original issuance, which were previously reported in pro forma computations prior to conversion.